Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces Third Quarter Results

As-Adjusted Continuing EPS of $1.34

Up 35% over comparable 2012

Updates Full Year 2013 Guidance

WOODLAND PARK, NJ, October 17, 2013 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings attributable to Cytec for the third quarter of 2013 of $43.8 million or $1.19 per diluted share. Net sales from continuing operations were $464 million. Earnings from continuing operations were $44.4 million or $1.20 per diluted share. Loss from discontinued operations was $0.6 million or $0.01 per diluted share. Included in the quarter for continuing operations are several special items that total $5.0 million of net charges after-tax, or $0.14 per diluted share, which are outlined further in this release. Excluding these special items, earnings from continuing operations were $49.4 million or $1.34 per diluted share.

Net earnings attributable to Cytec for the third quarter of 2012 were $58.4 million or $1.24 per diluted share. Net sales from continuing operations were $455 million. Earnings from continuing operations were $34.7 million or $0.74 per diluted share. Earnings from discontinued operations were $23.7 million or $0.50 per diluted share, net of non-controlling interest. Included in the quarter for continuing operations were several special items that totaled $11.8 million of net charges after-tax or $0.25 per diluted share. Excluding the special items, earnings from continuing operations were $46.5 million or $0.99 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “On an as-adjusted basis we delivered a 35% EPS improvement over the prior year quarter driven by higher earnings combined with our lower share count. Our third quarter results reflect more modest top line growth compared to the third quarter of last year as legacy large commercial aircraft build rates have plateaued. We believe that Aerospace

Materials sales are also being impacted by continued destocking by several tier one suppliers reducing sales for the quarter. We are encouraged by the improved results within the Industrial Materials segment, where we have begun to see some pickup in demand in the high performance auto market. The In Process Separation segment had reduced sales coming from lower demand for phosphine gases in the electronics market and returned product related to a temporary quality issue. While the alumina markets remain weak, sales to our other metals markets remain on track.”

Cytec Aerospace Materials sales increased 7% to $236 million; Operating Earnings up slightly to $40.7 million.

In Aerospace Materials, total selling volumes increased by 4% versus the third quarter 2012 with approximately half due to the acquisition of Umeco and the remainder mostly driven by higher large commercial transport build rates. Growth in commercial transport was partially offset by lower sales to the rotorcraft sector. Selling prices increased by 3% versus the prior year period.

Operating earnings of $40.7 million were slightly up versus earnings of $40.4 million in the prior year quarter. Higher selling prices and volumes were offset by higher expenses of approximately $1.5 million related to the planned carbon fiber maintenance turn-around and expense work related to our ongoing capital projects. In addition, operating expenses are higher due to costs of $0.8 related to the acquired Umeco business and the impact of stranded costs of approximately $2.7 million associated with the sale of the coating resins business earlier this year.

Cytec Industrial Materials sales increased 1% to $71 million; Operating Earnings were $5.1 million.

Sales in the quarter include approximately $15.5 million of higher sales related to timing of the acquired Umeco business which closed on July 21, 2012. Included in the third quarter 2012 results is $9.0 million of sales related to the distribution product line which was divested on July 15, 2013. Excluding these two items sales were down approximately $6 million. The decrease in sales is due to lower demand in the high performance automotive and tooling sectors and also in reduced sales of our process materials to the wind energy market.

Operating earnings were $5.1 million for the quarter versus $1.6 million in the prior year quarter. Included in the $1.6 million is a $4.6 million charge related to amortization of purchase accounting step-up in inventories which was treated as a special item. The lower earnings in the quarter are due to the lower sales versus prior year period and $0.9 million of stranded cost increases related to the coating resins sale.

Cytec In Process Separation sales were down 7% to $91 million; Operating Earnings decreased to $20.4 million.

In Process Separation selling volumes decreased by 5% versus the third quarter of 2012 primarily due to lower sales of phosphine products as a result of a product quality issue that reduced sales by approximately $3 million in the quarter, on top of weak end markets, particularly electronics. Sales to the alumina market were down but more than offset by sales to our other mining markets. Selling prices decreased sales 2% and the overall impact of exchange rates was flat versus the prior year quarter.

Operating earnings were $20.4 million versus $25.4 million in the prior year quarter due to the decrease in selling volumes and prices, an unfavorable product mix from the lower phosphine sales, and the impact of stranded costs of approximately $1.9 million associated with the sale of the coating resins business earlier this year.

Cytec Additive Technologies sales decreased 1% to $66 million; Operating Earnings decreased to $9.0 million.

In Additive Technologies, overall selling volumes were flat versus the third quarter 2012 primarily due to the planned rationalization of a low margin product within the specialty additives product line which more than offset sales growth of polymer additive products related to demand improvement in the Latin America and Asia Pacific markets. Selling prices were down by 1% and the overall impact of changes in exchange rates was flat versus the prior year quarter.

Operating earnings of $9.0 million were down versus $10.3 million in the third quarter of 2012 as a favorable product mix was more than offset by lower selling prices and the impact of stranded costs of approximately $1.5 million associated with the sale of the coating resins business earlier this year.

Special Items

In the third quarter of 2013 a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $5.3 million ($5.0 million expense after-tax or $0.14 per diluted share) as follows:

•	Included in Corporate and Unallocated, mostly in Asset impairment charge and Administrative and general, are net pre-tax charges of $4.5 million ($3.9 million after-tax or $0.11 per diluted share), almost all related to the July 2013 announcement of restructuring initiatives within Industrial Materials to reduce costs associated with the acquired Umeco business.

•	Included in Corporate and Unallocated, in Administrative and General, is a pre-tax charge of $0.7 million ($0.7 million after-tax or $0.02 per diluted share) for advisory fees related to the Umeco distribution sale.

In the third quarter of 2012, a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $15.2 million ($11.8 million expense after-tax or $0.25 per diluted share).

Income Tax (Benefit)/Expense

The income tax expense related to continuing operations for the third quarter of 2013 was $16.1 million, compared with $7.3 million in the third quarter of 2012. Included in income tax expense for the third quarter of 2013 are tax benefits of $3.7 primarily consisting of a favorable tax rate change with respect to the deferred tax assets and liabilities associated with an international jurisdiction and a net benefit related to the resolution of an international tax audit. Excluding these items and the impact from special items discussed herein, the overall underlying annual tax rate for the third quarter of 2013 was 30.6% versus the underlying annual tax rate in the third quarter of 2012 of 32.2%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Operating Cash Flows from continuing operations were $81 million for the third quarter 2013. On a continuing basis, our net working capital days at the end of the third quarter were 5 days higher at 89 days compared to the end of the second quarter of 2013. At quarter end, inventory and accounts receivable days of 90 and 48 days were up nine days and down one day respectively, compared with the end of the second quarter this year. The increase is due to higher inventory levels spread across our businesses as a result of sales orders that moved into the fourth quarter and inventory builds for the maintenance shutdowns we had at the end of the third quarter and have planned for the fourth quarter. Accounts payable days were up by three days compared to the second quarter of 2013.”

“Capital spending for continuing operations in the quarter was $91 million and nine months ended September 30, 2013 was $218 million, with almost all of the spending attributable to our growth platforms. Our expectation for capital spending for the full year 2013 remains approximately $300 million, mostly related to the previously announced manufacturing capacity expansions in the Aerospace Materials and In Process Separation segments.”

During the quarter 1,397,579 shares of Cytec common stock were purchased for $108 million which marks the completion of our full authorization. Year to date repurchases were 10.2 million shares for $750 million.

2013 Outlook

Mr. Fleming continued, “As we look ahead, our new portfolio has us well positioned to capture future growth in several of our major markets. While we continue to pursue many exciting opportunities, we must navigate through some of the shorter-term market challenges.

In Aerospace Materials, Cytec’s growth this year is primarily in the large commercial transport sector as a result of Boeing’s ramp up of the 787 with some additional support from single-aisle programs. As I mentioned last quarter, we saw some inventory destocking by our customers in the military sector which has inhibited growth in the shorter term. We expect this to continue over several more quarters. In addition, we see demand for the rotorcraft market, mostly blades for military rotorcraft, to remain weak. Therefore our primary growth driver in the short term continues to be the large commercial sector, as demand in business jets has also been flat this year. The result of this is for our full year sales estimate to now be in a range between $955 and $960 million down from the prior range of $970 to $980 million. We estimate full year earnings now to be in a range of $175 to $180 million, on the lower side of our prior guidance which was a range between $179 and $184 million.

The Industrial Materials business has experienced some modest improvements in structural composites in a very weak European market. Process Material sales volumes are still negatively impacted by the drop in wind energy demand that started in the second quarter. We anticipate steady incremental improvement in volumes for the remainder of the year, and have revised our revenues to be in a range between $275 and $285, up from prior estimate of $270 to $285 million. The operating earnings target has also been increased to a range between $15 and $17 million for the year, up from our prior range of $10 to $12 million.

The In Process Separation segment continues to forecast solid growth in the copper sector, but we have recently been informed that two new mine fills that were originally part of our fourth quarter estimate are now scheduled to ship in the first half of 2014. In addition, lower phosphine gas sales due to weak end markets is not anticipated to improve for the remainder of this year. Our revised segment revenues are now in a range between $385 and $400 million, down from $405 to $425 million. Operating earnings are now estimated in a range between $85 to $90 million versus the prior range of $93 to $97 million.

In Additive Technologies, we expect demand to remain stable through the year across most of our end markets, with modest growth in differentiated polymer additive products offsetting lower volumes in specialty additive products. We have slightly revised our sales estimate to a range of $270 to $280 million versus $275 to $285 million for the full year, while operating earnings are estimated in a range of $39 to $41 million, unchanged from prior earnings guidance.

The guidance for Corporate and Unallocated expenses is approximately $34 million for the full year. Interest Expense, net is forecast to be about $17 million. The forecast for the underlying annual tax rate is now expected to be in the range of 30.5% to 32.0% which excludes the net tax benefit of $6.4 million recorded in the prior three quarters, and the impact of special items discussed herein.

We have therefore narrowed our guidance range for full year 2013 adjusted diluted earnings per share in a range of $4.70 to $4.80, versus our prior range of $4.70 to $4.90 reflecting the short-term impacts highlighted above.”

Mr. Fleming concluded, “We have made great progress with the transformation of our portfolio of businesses over the past two years. In spite of some short term headwinds over the next few quarters, I remain very excited about the opportunities we are pursuing across our entire portfolio. Even in a more modest growth environment, with our portfolio of businesses, I am confident in our ability to deliver solid earnings growth and greater value for our shareholders. I look forward to sharing more details with you in our upcoming Investor Day planned for November 22, 2013.”

Nine Month Results

Net earnings attributable to Cytec for the nine months ended September 30, 2013 were $114.1 million or $2.75 per diluted share on net sales of $1,455 million. Earnings from continuing operations were $115.8 million or $2.79 per diluted share. Loss from discontinued operations was $1.7 million or $0.04 per diluted share, net of noncontrolling interests.

Special Items

During the nine months ended September 30, 2013, a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $52.2 million ($35.2 million after-tax or $0.85 per diluted share) as follows:

•	Included in Corporate and Unallocated, principally in Asset Impairment Charge and Administrative and general, are net pre-tax charges of $5.1 million ($4.4 million after-tax or $0.11 per diluted share) primarily related to the 2013 announcements of restructuring initiatives within Aerospace and Industrial Materials to reduce costs associated with the acquired Umeco business.

•	Included in Corporate and Unallocated, in Asset Impairment Charge, is a pre-tax charge of $3.0 million ($2.0 million after-tax or $0.05 per diluted share) related to an asset write-off at our manufacturing facility in Nagpur, India.

•	Included in Corporate and Unallocated, in Other expense, is a pre-tax charge of $3.2 million ($3.2 million after-tax or $0.08 per diluted share) related to the shutdown of our Process Materials Joint Venture in China.

•	Included in Corporate and Unallocated, in Other expense, are pre-tax net charges of $2.2 million ($1.7 million after-tax or $0.04 per diluted share) primarily related to an increase in environmental liability at an inactive site for a change in estimate.

•	Included in Corporate and Unallocated, principally in Manufacturing cost of sales, is a net pre-tax benefit of $1.9 million ($1.2 million after-tax or $0.03 per diluted share) related to pension and other postemployment benefit mark-to-market adjustments.

•	Included in Corporate and Unallocated, in Loss on early extinguishment of debt, is a pre-tax charge of $39.4 million ($24.7 million after-tax or $0.59 per diluted share) related to premiums associated with the repurchase of $328 million of our outstanding public debt.

•	Included in Corporate and Unallocated, in Administrative and General, is a pre-tax charge of $1.2 million ($1.1 million after tax or $0.03 per diluted share), mainly for advisory fees related to the Umeco distribution sale.

•	Included in Income tax provision is $0.7 million of net income tax benefit ($0.02 per diluted share) related to a revision of our previously accrued estimated income tax liability on the unrepatriated earnings of certain foreign subsidiaries as a result of the sale of our Coating Resins business. The revision is primarily due to changes in the tax attributes of certain foreign subsidiaries.

Excluding these special items, net earnings from continuing operations were $151.0 million or $3.64 per diluted share for nine months ended September 30, 2013.

Net earnings attributable to Cytec for the first nine months ended September 30, 2012 were $148.1 million or $3.16 per diluted share on net sales of $1,237 million. Earnings from continuing operations were $71.7 million or $1.53 per diluted share. Earnings from discontinued operations were $76.4 million or $1.63 per diluted share, net of non-controlling interests. In the first nine months of 2012 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $44.8 million ($46.5 million expense after-tax or $0.99 per diluted share). Excluding these special items, earnings from continuing operations were $118.2 million or $2.52 per diluted share.

Investor Conference Call to be Held on Friday, October 18, 2013 at 11:00am ET

Cytec will host their third quarter earnings release conference call on October 18, 2013 at 11:00am ET.

The conference call will also be simultaneously webcast for all investors from Cytec’s website.

Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec and earnings from discontinued operations, excluding special items and diluted earnings per share (continuing operations attributable to Cytec and earnings from discontinued operations) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$463.9	$455.4	$1,455.1	$1,237.4
Manufacturing cost of sales	313.3	316.8	978.6	850.6
Selling and technical services	35.3	35.6	110.7	102.3
Research and process development	12.5	13.0	36.4	38.2
Administrative and general	32.3	37.2	93.4	98.6
Amortization of acquisition intangibles	3.6	3.4	11.1	5.1
Asset impairment charge	2.7	—	5.6	—

Earnings from operations	64.2	49.4	219.3	142.6
Other expense, net	0.3	0.3	8.5	1.3
Loss on early extinguishment of debt	—	—	39.4	0.2
Equity in loss of associated companies	—	0.1	0.3	0.1
Interest expense, net	3.4	7.0	14.9	24.0

Earnings from continuing operations before income taxes	60.5	42.0	156.2	117.0

Income tax provision	16.1	7.3	40.4	45.3

Earnings from continuing operations	44.4	34.7	115.8	71.7

Earnings from discontinued operations before loss on sale, net of tax	—	39.7	31.6	93.4
Loss on sale of discontinued operations, net of tax	(0.6)	(15.5)	(32.9)	(15.5)

(Loss)/Earnings from discontinued operations, net of tax	(0.6)	24.2	(1.3)	77.9

Net earnings	43.8	58.9	114.5	149.6
Less: Net earnings attributable to noncontrolling interests	—	(0.5)	(0.4)	(1.5)

Net earnings attributable to Cytec Industries Inc.	$43.8	$58.4	$114.1	$148.1

Comprehensive income	$66.5	$89.7	$52.6	$162.4
Less: Comprehensive income attributable to noncontrolling interest	—	(0.6)	(0.2)	(1.3)

Comprehensive income attributable to Cytec Industries Inc.	$66.5	$89.1	$52.4	$161.1

Earnings/(loss) per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$1.23	$0.75	$2.85	$1.55
Discontinued operations (net of noncontrolling interest)	(0.02)	0.51	(0.04)	1.66

	$1.21	$1.26	$2.81	$3.21

Diluted earnings/(loss) per common share
Continuing operations	$1.20	$0.74	$2.79	$1.53
Discontinued operations (net of noncontrolling interest)	(0.01)	0.50	(0.04)	1.63
	$1.19	$1.24	$2.75	$3.16

Dividends per common share	$0.125	$0.125	$0.375	$0.375

Shares used in calculating earnings per common share (in 000s)
Basic	36,232	46,359	40,660	46,190
Diluted	36,948	47,153	41,427	46,916

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net Sales:
Aerospace Materials
Sales to external customers	$235.9	$220.8	721.7	$645.1
Intersegment sales	0.1	0.0	0.4	0.0
Industrial Materials	70.9	70.1	239.9	94.2
In Process Separation	91.2	98.1	286.4	289.9
Additive Technologies
Sales to external customers	65.9	66.4	207.1	208.2
Intersegment sales	0.0	0.2	0.3	0.6

Net sales from segments	464.0	455.6	1,455.8	1,238.0
Elimination of intersegment revenue	(0.1)	(0.2)	(0.7)	(0.6)

Total consolidated net sales	$463.9	$455.4	1,455.1	$1,237.4

	Three months ended September 30,				Nine months ended September 30,
		% of		% of		% of		% of
	2013	Sales	2012	Sales	2013	Sales	2012	Sales
Earnings from operations:
Aerospace Materials	$40.7	17.3%	$40.4	18.3%	$140.4	19.5%	$126.7	19.6%
Industrial Materials	5.1	7.2%	1.6	2.3%	13.0	5.4%	5.5	5.8%
In Process Separation	20.4	22.4%	25.4	25.9%	66.6	23.3%	77.0	26.6%
Additive Technologies	9.0	13.7%	10.3	15.5%	30.1	14.5%	31.9	15.3%

Earnings from segments	75.2	16.2%	77.7	17.1%	250.1	17.2%	241.1	19.5%
Corporate and Unallocated, net (1)	(11.0)		(28.3)		(30.8)		(98.5)

Total earnings from operations	$64.2	13.8%	$49.4	10.8%	$219.3	15.1%	$142.6	11.5%

(1)	Corporate and Unallocated includes the following:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net restructuring adjustments	$4.5	$4.6	$5.1	$15.9
Asset write-off related to a facility in Nagpur, India	0.1	—	3.0
Pension and OPEB mark-to-market (benefit) adjustment	—	—	(1.9)	13.9
Amortization of inventory step-up	—	4.6		4.6
Umeco acquisition costs	—	4.3		7.2
Cost to divest Umeco Distribution business	0.7	—	1.2
Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	—	0.7		2.0
Continuing costs previously allocated to Coating Resins	—	15.7	12.2	50.5

Total	$5.3	$29.9	$19.6	$94.1

CYTEC INDUSTRIES INC. AND SUBSIDIARIES % CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR

	Three Months Ended September 30, 2013				Nine Months Ended September 30, 2013
	% Variance Due To				% Variance Due To
Segment	Volume	Acquisition	Price	FX	Volume	Acquisition	Price	FX
Aerospace Materials	2%	2%	3%	0%	3%	6%	3%	0%
Industrial Materials	-9%	9%	1%	0%	NM	NM	NM	NM
In Process Separation	-5%	0%	-2%	0%	-1%	0%	0%	0%
Additive Technologies	0%	0%	-1%	0%	-1%	0%	0%	0%
Total Cytec Continuing Operations	-1%	2%	1%	0%	0%	16%	2%	0%

NM - not meaningful since majority of the difference is due to acquisition

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (Dollars in millions, except per share amounts) (Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$176.6	$179.3
Trade accounts receivable, less allowance for doubtful accounts of $5.1 and $4.7 as of September 30, 2013 and December 31, 2012, respectively	258.6	263.6
Other accounts receivable	71.6	39.1
Inventories	281.3	269.8
Deferred income taxes	15.7	38.4
Other current assets	18.6	18.9
Assets held for sale	—	409.7

Total current assets	822.4	1,218.8

Investment in associated companies	1.3	1.7
Plants, equipment and facilities, at cost	1,522.9	1,310.4
Less: accumulated depreciation	(509.2)	(475.1)

Net plant investment	1,013.7	835.3

Acquisition intangibles, net of accumulated amortization of $54.3 and $43.9 as of September 30, 2013 and December 31, 2012, respectively	162.8	183.7
Goodwill	519.0	525.3
Deferred income taxes	47.6	8.9
Other assets	77.5	88.7
Assets held for sale	—	1,061.8

Total assets	$2,644.3	$3,924.2

Liabilities
Current liabilities
Accounts payable	$205.8	$176.4
Short-term borrowings	—	3.0
Current maturities of long-term debt	0.2	136.1
Accrued expenses	169.1	177.4
Income taxes payable	20.1	51.4
Deferred income taxes	0.6	0.6
Liabilities held for sale	—	265.9

Total current liabilities	395.8	810.8

Long-term debt	716.3	567.4
Pension and other postretirement benefit liabilities	188.3	275.5
Other noncurrent liabilities	195.2	198.3
Deferred income taxes	28.3	70.9
Liabilities held for sale	—	198.3

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,711,909 at 9/30/13 and 49,618,861 shares at 12/31/12	0.5	0.5
Additional paid-in capital	466.9	465.6
Retained earnings	1,517.9	1,419.2
Accumulated other comprehensive income/(loss)	94.0	155.7
Treasury stock, at cost, 14,278,697 shares in 2013 and 4,672,700 shares in 2012	(958.9)	(243.3)

Total Cytec Industries Inc. stockholders’ equity	1,120.4	1,797.7

Noncontrolling interest	—	5.3
Total equity	1,120.4	1,803.0

Total liabilities and stockholders’ equity	$2,644.3	$3,924.2

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows (used in) provided by operating activities
Net earnings	$114.5	$149.6
Earnings from discontinued operations	(1.3)	77.9

Earnings from continuing operations	115.8	71.7
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation	42.9	43.4
Amortization	15.4	8.8
Share-based compensation	9.8	9.7
Deferred income taxes	(14.8)	(7.3)
Asset impairment charges	5.6	—
Loss on early extinguishment of debt	39.4	0.2
Unrealized gain on derivative instruments	1.6	2.9
Other	0.4	—
Changes in operating assets and liabilities (excluding effects of acquisitions and divestitures):
Trade accounts receivable	4.3	(18.1)
Other receivables	7.0	7.3
Inventories	(17.0)	(21.3)
Other assets	9.3	(0.9)
Accounts payable	18.4	(9.2)
Accrued expenses	(3.7)	16.2
Income taxes payable	(49.4)	19.7
Other liabilities	(95.6)	(19.2)

Net cash provided by operating activities of continuing operations	89.4	103.9
Net cash (used in) provided by operating activities of discontinued operations	(107.4)	82.1

Net cash (used in) provided by operating activities	(18.0)	186.0

Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(217.5)	(84.3)
Acquisition of businesses, net of cash received	—	(445.4)

Net cash used in investing activities of continuing operations	(217.5)	(529.7)
Net cash provided by investing activities of discontinued operations	1,002.0	97.4

Net cash provided by (used in) investing activities	784.5	(432.3)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	634.0	214.2
Payments on long-term debt	(658.2)	(202.4)
Change in short-term borrowings	2.2	2.9
Cash dividends	(17.1)	(20.2)
Proceeds from the exercise of stock options	21.3	19.7
Purchase of treasury stock	(750.1)	—
Excess tax benefits from share-based payment arrangements	4.5	4.6
Other	—	(1.1)

Net cash (used in) provided by financing activities	(763.4)	17.7

Effect of currency rate changes on cash and cash equivalents	(5.8)	2.3

Decrease in cash and cash equivalents	(2.7)	(226.3)

Cash and cash equivalents, beginning of period	179.3	415.8

Cash and cash equivalents, end of period	$176.6	$189.5

Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended September 30, 2013
	Net	Diluted
	Earnings	EPS
GAAP earnings from continuing operations	$44.4	$1.20
- Net restructuring charges	3.9	0.11
- Cost to divest Umeco Distribution business	0.7	0.02
- Write-offs related to a manufacturing facility in Nagpur, India	0.1	—
- Environmental liability adjustments	0.1	—
- Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	0.2	0.01

Non-GAAP net earnings from continuing operations	$49.4	$1.34

Three Months Ended September 30, 2012
	Net	Diluted
	Earnings	EPS
GAAP earnings from continuing operations	$34.7	$0.74
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
- Umeco acquisition costs	4.3	0.09
- Net restructuring charges	3.3	0.07
- Amortization of inventory step-up	3.1	0.07
- Exchange loss on intercompany loan related to Umeco acquisition	0.7	0.01

Non-GAAP net earnings from continuing operations	$46.5	$0.99

Nine Months Ended September 30, 2013
	Net	Diluted
	Earnings	EPS
GAAP earnings from continuing operations	$115.8	$2.79
- Net restructuring charges	4.4	0.11
- Write-offs related to a manufacturing facility in Nagpur, India	2.0	0.05
- Cost to divest Umeco Distribution business	1.1	0.03
- Loss related to exit of process materials joint venture in China	3.2	0.08
- Environmental liability adjustments	1.7	0.04
- Pension and OPEB MTM adjustments	(1.2)	(0.03)
- Premiums paid on early tender for public debts	24.7	0.59
- Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	(0.7)	(0.02)

Non-GAAP net earnings from continuing operations	$151.0	$3.64

Nine Months Ended September 30, 2012
	Net	Diluted
	Earnings	EPS
GAAP earnings from continuing operations	$71.7	$1.53
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	1.3	0.03
- Umeco acquisition costs	7.2	0.15
- Net restructuring charges	11.0	0.24
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	14.5	0.31
- Amortization of inventory step-up	3.1	0.07
- Exchange loss on intercompany loan related to Umeco acquisition	0.7	0.01
- Pension and OPEB MTM adjustments	8.7	0.18

Non-GAAP net earnings from continuing operations	$118.2	$2.52